EXHIBIT 99.1

International Game Technology Announces the Convertibility of Its Zero-Coupon
Convertible Debentures and the Redemption of Its 7.875% Senior Notes

RENO, Nev., January 16, 2004 — International Game Technology (NYSE: IGT) today announced that as of January 20, 2004, the market price condition for convertibility of its Zero-Coupon Convertible Debentures due January 29, 2033 (“Debentures”) will have been satisfied with respect to the conversion period beginning on January 20, 2004 and ending on April 19, 2004. During such conversion period, holders will be able to convert their Debentures into shares of IGT’s common stock at the rate of 21.1704 shares of IGT common stock for each Debenture ($1,000 principal amount at maturity).

During our second fiscal quarter and for all future periods that the Debentures are convertible, we will use the “if-converted” method for purposes of calculating diluted earnings per share. As a result, during such periods, we will include an additional 20.5 million shares as outstanding in our calculation of diluted earnings per share. This calculation will also add back the related expected after-tax interest expense of $2.3 million to net income in the applicable quarter. If the market price condition is not satisfied for future conversion periods and no other conversion event has occurred, we will not apply the “if-converted” method in the related fiscal periods.

IGT also announced that it is redeeming all $400 million in principal amount outstanding of its 7.875% Senior Notes due May 2004 on February 17, 2004, at a redemption price calculated in accordance with the terms of the Senior Notes, plus accrued but unpaid interest to the redemption date.

Statements in this release which are not historical facts are “forward looking” statements under the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. IGT’s future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. IGT does not intend, and undertakes no obligation, to update our forward- looking statements to reflect future events or circumstances.

Information on risks and factors that could affect IGT’s business and financial results are included in our public filings made with the Securities and Exchange Commission.

IGT ( www.IGT.com ) is a world leader in the design, development and manufacture of microprocessor-based gaming products and software systems in all jurisdictions where gaming is legal.